Exhibit 10.19

ITC^DeltaCom, Inc.

Description of Non-Employee Director Compensation

Non-employee directors of ITC^DeltaCom, Inc. (the “Company”) who are not members of or affiliated with the Welsh, Carson, Anderson & Stowe group of the Company’s stockholders or with Tennenbaum Capital Partners, LLC (“independent directors”) receive cash fees for their service on the board of directors of the Company and on committees of the board. All independent directors are eligible to receive equity-based fees pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan for their board and committee service.

Prior to January 1, 2008, independent directors received annual fees of $30,000, fees of $1,000 for each board or committee meeting attended in person and fees of $500 for each board or committee meeting attended by conference telephone. The chairman of the audit committee received an additional annual fee of $5,000. Beginning on January 1, 2008, independent directors receive annual fees of $75,000 and the chairman of each of the audit committee, the compensation committee and the governance committee receives an additional annual fee of $10,000. Compensation for meeting attendance was discontinued. All such fees are paid in cash. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their board and committee service.

Each independent director also will receive annual awards of restricted stock units with a value of $55,000 pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan. Each such award will vest ratably over a term of approximately two years.